Exhibit 99.3
2006 Consolidated Financial Guidance Summary
(in millions, except per share amounts)

			Quarterly Mix
	Range		Q1	Q2	Q3	Q4

Revenue	$1,380.0	$1,430.0	24%	25%	25%	26%

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”)	$225.0	$255.0	23%	24%	25%	28%

Interest expense, net	3.0	4.0
Depreciation and amortization	75.5	80.1	24%	24%	26%	26%
Non-cash stock-based compensation	48.0	50.0	25%	27%	27%	21%
Amortization of non-cash advertising	7.3	7.5	22%	24%	20%	34%
Income tax provision	21.0	22.6	21%	21%	26%	32%
Legal expense	0.5	0.5
Minority interest in WebMD Health Corp., net of tax	(0.3)	0.3

Net income	$70.0	$90.0	21%	23%	23%	33%

Adjusted EBITDA per diluted share	$0.75	$0.85

Net income per diluted share	$0.23	$0.30

Operating Segments
Revenue:
*	Emdeon Business Services — Approximately 59% of consolidated revenue in Q2 decreasing to 57% in Q3 and 56% by Q4.

*	Emdeon Practice Services — Approximately 22% of consolidated revenue in Q2 increasing to 23% in Q3 and Q4.

*	WebMD — Approximately 15% of consolidated revenue in Q2 increasing to approximately 18% by Q4.

*	Porex — Approximately 6% of consolidated revenue throughout the year.

*	Eliminations — Approximately 2.5% of consolidated revenue.
Adjusted EBITDA:
*	Emdeon Business Services — Approximately 21% of segment revenue throughout 2006.

*	Emdeon Practice Services — Approximately 12% of segment revenue in Q2, improving to 14% by Q4.

*	WebMD — Approximately 16% of segment revenue in Q2, increasing to about 29% in Q4.

*	Porex — Approximately 27% of segment revenue throughout the year, slightly higher margins in the seasonally stronger Q2.

*	Corporate — Approximately 3.3% of consolidated revenue.
Other Assumptions
*	The 2006 Guidance includes actual expense for Q1 2006, but does not reflect any projected expenses related to the on-going Department of Justice Investigation.

*	Adjusted EBITDA per diluted share and net income per diluted share are both calculated on an assumed share count of approximately 299 million.

*	Non-cash stock-based compensation expense considers the January 1, 2006 adoption of SFAS 123R.